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                                                                      EXHIBIT 11


                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                     QUARTER ENDED
                                                         MARCH 31
                                                    ------------------
                                                      1997      1996
                                                    --------  --------

PRIMARY:
 Average number of common shares outstanding          46,225    35,750
 Incremental shares calculated using the
  Treasury Stock method                                1,131       510
                                                     -------   -------

                                                      47,356    36,260
                                                     =======   =======

 Net income                                          $37,388   $26,828
 Less cash dividends paid on convertible
  preferred stock:
   Series A ($0.40 per share)                           (180)     (214)
   Series B ($0.315 per share)                        (7,018)   (9,676)
                                                     -------   -------

 Net income available to common stockholders         $30,190   $16,938
                                                     =======   =======

 Primary net income per share                          $0.64     $0.47
                                                     =======   =======

FULLY DILUTED:
 Average number of common shares outstanding          46,225    35,750
 Assumed conversion of convertible
  preferred stock:
   Series A                                              940     1,095
   Series B                                           16,640    22,088
 Incremental shares calculated using the
  Treasury Stock method                                1,132       720
                                                     -------   -------
                                                      64,937    59,653
                                                     =======   =======

 Net income                                          $37,388   $26,828
                                                     =======   =======

 Fully diluted net income per share                    $0.58     $0.45
                                                     =======   =======